                                                                  EXHIBIT 10.19



May 17, 1999

Marshall Capital Management, Inc.
11 Madison Avenue
New York, New York 10010
Attn:  Allan D. Weine

Dear Sirs:

         This letter confirms the understanding between Information Architects Corp. (formerly Alydaar Software Corporation) ("IAC") and Marshall Capital Management, Inc. ("Marshall") relating to (i) the amendment and waiver of certain provisions of the Securities Purchase Agreement, dated March 5, 1999, between IAC and Marshall (the "Securities Purchase Agreement") and (ii) the amendment of the Warrant issued pursuant to the Securities Purchase Agreement and currently held by Marshall (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings specified in the Securities Purchase Agreement.

         1. Waiver. In connection with the proposed transaction between IAC and King LLC ("King") under the terms of which King would (i) purchase a 6% Convertible Debenture due 2004 with a principal amount of $5,000,000 (the "King Debenture") and (ii) agree to purchase common stock of IAC ("Common Stock") from time to time for an aggregate purchase price of up to $5,000,000 (the "Proposed Transactions"), Marshall hereby waives the obligations of IAC under paragraphs 4.10 ("Capital Raising Limitations") and 4.11 ("Right of First Offer"), respectively, of the Securities Purchase Agreement as such obligations apply to the Proposed Transactions.

         2. Amendment of Securities Purchase Agreement. Upon the purchase of the King Debenture by King for a purchase price of $5,000,000, the Securities Purchase Agreement shall be deemed to be amended so that paragraph 4.10 ("Capital Raising Limitations") is deleted in its entirety.

         3. Amendment of Warrant. The Warrant is hereby amended so that the term "Exercise Price" (as defined in paragraph 1 of the Warrant) shall, from and after the date hereof, be equal to $2.15625 (subject to adjustment for the events specified in the Warrant).

         4. Payment by IAC. IAC agrees, in consideration for the agreements made by Marshall herein, to pay to Marshall the sum of twenty five thousand dollars ($25,000), such payment to be made by wire transfer to the account specified on Annex I hereto on the date on which King purchases the King Debenture. In the event that such amount is not paid in full within two (2) business days following such date, the waiver contained in paragraph 1 hereof and the amendment to the Securities Purchase Agreement contained in paragraph 2 hereof shall have no further force or effect.

         5. Remaining Terms Unaffected. Except as specifically amended hereby, the respective terms of the Securities Purchase Agreement and the Warrant in effect on the date hereof shall remain unaffected and in full force and effect.

         6. Further Assurances. The parties agree that they will execute such documents and do such other things as may be required in order to effectuate the intent of this letter.

         7. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York (other than the conflict of laws provisions thereof).

         If the foregoing correctly sets forth the understanding between IAC and Marshall with respect to the matters described herein, please sign below in the space indicated, whereupon this letter shall constitute a binding letter between the parties.



Information Architects Corp.



By:
   ----------------------------------
         Name:
         Title:


Accepted and Agreed:

Marshall Capital Management, Inc.



By:
   ----------------------------------
           Allan D. Weine
           President